Exhibit 21

Subsidiaries of Registrant

Name	Jurisdiction
AV Homes Legacy Developers, Inc.	Florida
AV Homes of Arizona, LLC	Arizona
AV Homes of Raleigh, LLC	Arizona
Avatar Homes of Arizona, Inc.	Arizona
Avatar Properties Inc.	Florida
Avatar Retirement Communities, Inc.	Delaware
AVH Carolinas, LLC	Arizona
AVH DFW, LLC	Arizona
AVH EM, LLC	Arizona
AVH Nevada, LLC	Nevada
AVH North Florida, LLC	Florida
AVH Realty, LLC	Florida
Bonterra Builders, LLC	North Carolina
Fieldstone Land, LLC	Florida
JCH Construction, LLC	Arizona
JCH Construction, LLC	Nevada
JCH Group, LLC	Delaware
JEN Florida II, LLC	Florida
Rio Rico Properties Inc.	Arizona
Royal Oak Homes, LLC	Florida
Solivita at Poinciana, Inc.	Florida
Solivita at Poinciana Golf Club, Inc.	Florida
Solivita at Poinciana Recreation, Inc.	Florida
Vitalia at Tradition, LLC	Florida